UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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3M Company
(Name of Registrant as Specified In Its Charter)

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lnge G. Thulin
Chairman of the Board
President & Chief Executive Officer

April 15, 2014

Dear Stockholder:

You should have received by now our 2013 Annual Report and our Proxy Statement for our upcoming Annual Meeting of Stockholders scheduled for May 13, 2014.  I want to thank you for your investment in our company and the confidence you have placed in us.  Through the great work of our people, 2013 was another successful year for 3M.  We generated strong financial performance and continue to invest in our businesses for the future.  We also returned a record $6.9 billion in cash to stockholders through dividends and share repurchases. In December, we announced plans to better optimize our capital structure, including a 35% increase to our first-quarter 2014 dividend, along with a stronger commitment to share repurchases.

I write to solicit your support for the position of 3M Company and its Board of Directors in opposing a stockholder proposal relating to stockholder action by written consent to be voted on at the Company’s Annual Meeting.

The proposal, submitted by James McRitchie and his agent John Chevedden, requests the Board to amend 3M’s Certificate of Incorporation to establish a procedure by which stockholders could take action by written consent without presenting the proposed action for a vote at a meeting of stockholders.  Under this proposal, stockholders owning enough shares to approve a particular action at a meeting of stockholders could instead approve the action by signing a written consent approving the action, without notice to other stockholders or to the Company until after the action has been taken. Our Board opposes this proposal for the following reasons:

1.              The Board believes, and 3M’s Certificate of Incorporation requires, that matters which are sufficiently important to be subject to a stockholder vote should be communicated in advance to all stockholders, who should be given the opportunity to discuss the proposed action and vote on it at an annual or special meeting.  This procedure ensures that all stockholders receive advance notice of any proposed action by stockholders, are provided time and opportunity to discuss the proposed action and consider all points of view, and ultimately are allowed to vote on the matter.

2.              In contrast, the proposal would allow a group of stockholders to force fundamental changes on the Company, such as a sale of the Company or replacement of the Board of Directors, without advance notice to other stockholders or the Company and without the benefit of a discussion at a meeting of stockholders.  The proposal therefore would deprive many stockholders of voting rights and protections currently provided to all stockholders and enable short-term or special interest investors to advance proposals that may not be in the best interests of all stockholders.  We prefer a process that ensures that all stockholders will be permitted to participate in matters presented for stockholder approval.

3.              The proposal is not necessary to assure that stockholders have an avenue for initiating action.  The Company’s amended Bylaws already permit stockholders holding at least 25% of the outstanding common shares to call a special meeting.  The ability to call a special meeting allows a group of stockholders to submit matters directly to the Company’s stockholders for approval.  A special meeting is preferable to action by written consent because a special meeting allows all stockholders to participate in the proposed action and allows the Board, acting in the best interests of all stockholders, to make a considered recommendation regarding the proposed action.

For these reasons, I ask your support in opposing this stockholder proposal.  As always, I value your input and would appreciate the opportunity to discuss any questions or comments you may have.

Sincerely,

/s/ Inge G. Thulin
Inge G. Thulin
Chairman of the Board, President and Chief Executive Officer